Contact:
Kevin Murphy
585-218-4210

PRO-FAC ANNOUNCES DIVIDEND

Fairport, N.Y., July 3, 2008…Pro-Fac Cooperative, Inc. (“Pro-Fac” or the “Cooperative) (Nasdaq-CM: PFACP), an agricultural cooperative, today announced a $.43 per share dividend, payable July 31, 2008, to shareholders of record of its Class A cumulative preferred stock at the close of business on July 15, 2008.

ABOUT PRO-FAC:
Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, apples, blueberries, and peaches), vegetables (snap beans, beets, cucumbers, peas, sweet corn, carrots, cabbage, squash, asparagus and potatoes) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac’s Class A cumulative preferred stock is listed on the Nasdaq Capital Market under the stock symbol, “PFACP.” More information about Pro-Fac can be found on its web site at http://profaccoop.com/.